Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Nine Months Ended
	January 28 2012		2011		2010	Fiscal Year 2009	2008	2007
Earnings
Income/loss before income taxes—
Continuing operations	$(95,552)		$(428,367)		$44,231	$45,100	$62,855	$54,967
Discontinued operations	—		—		—	—	(10,230)	(34,438)

Subtotal	(95,552)		(428,367)		44,231	45,100	52,625	20,529
Plus:
Fixed charges	22,857		30,415		33,258	33,251	34,408	32,357
Amortization of capitalized interest	109		146		146	104	72	36
Less interest capitalized during period	—		(172)		(180)	(70)	(272)	(336)

	$(72,586)		$(397,978)		$77,455	$78,385	$86,833	$52,586

Fixed Charges
Interest (expensed or capitalized)	$18,806		$25,538		$27,773	$28,174	$29,243	$27,875
Estimated portion of rent expense representative of interest	1,894		2,513		2,872	3,117	3,206	3,117
Amortization of deferred financing fees	2,157		2,364		2,613	1,960	1,959	1,365

	$22,857		$30,415		$33,258	$33,251	$34,408	$32,357

Ratio of earnings to fixed charges	(3.2	)(1)	(13.1	)(2)	2.3	2.4	2.5	1.6

(1)	Earnings for fiscal 2012 were inadequate to cover fixed charges. The coverage deficiency was $98,000.
(2)	Earnings for fiscal 2011 were inadequate to cover fixed charges. The coverage deficiency was $428,000.